SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2003

Scios Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-11749	95-3701481
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

820 W. Maude Avenue

Sunnyvale, CA 94085

(Address of Principal Executive Offices)

(408) 616-8200

(Registrant’s telephone number, including area code)

Item 5.    Other Events

On February 13, 2003 Scios Inc. announced financial results for the fourth quarter and full-year ended December 31, 2002.

Scios Inc. reported total revenues of $44.6 million in the fourth quarter of 2002 compared to $10.5 million in the fourth quarter of 2001. Total revenues for the year ended December 31, 2002 were $111.2 million compared to $47.3 million in 2001. Most of the revenues came from sales of the company’s flagship product, Natrecor® (nesiritide), which were $43.3 million in the fourth quarter of 2002, a 66 percent increase over the prior quarter. This increase was largely driven by demand in the hospital setting. For the full-year 2002, Natrecor net sales were $107.3 million versus $14.1 million in 2001.

Product and Pipeline Highlights

Natrecor

•	Approximately 88 percent of the targeted hospitals have now stocked Natrecor. Of those that stocked the drug in the third quarter of 2002, 87 percent reordered it in the fourth quarter.

•	The FUSION (Follow Up Serial Infusions of Nesiritide) pilot study, which is evaluating the safety and feasibility of follow-up serial infusions of Natrecor, is nearing completion.

•	The ADHERE (Acute Decompensated Heart Failure National Registry) Registry has enrolled over 35,000 patients to date. Over 350 clinicians and staff attended the second annual 2003 ADHERE National Meeting in Palm Springs earlier this year.

•	Enrollment continued in the longitudinal study module of the ADHERE Registry that will follow patients with advanced heart failure for up to two years to assess change in quality of life as a function of medical management and disease progression.

•	Data will be presented from six abstracts related to Natrecor and acute congestive heart failure at the American College of Cardiology Annual Meeting in Chicago (March 30—April 2).

SCIO-469 and p38 MAP Kinase Inhibitor Programs

•	SCIO-469, the company’s first-generation oral p38 MAP kinase inhibitor, continues to be evaluated in the fifth dose group of a total six doses in a Phase II clinical trial in patients with rheumatoid arthritis already receiving methotrexate.

•	SCIO-323, a second-generation p38 MAP kinase inhibitor, continues to progress in a Phase I clinical trial, which began in December 2002.

Fourth Quarter and Year-End Financial Results

Total costs and expenses for the fourth quarter of 2002 were $57.4 million compared to $40.7 million for the fourth quarter of 2001. Total costs and expenses for the year ended December 31, 2002 were $187.5 million compared to $112.5 million for the year ended December 31, 2001.

Research and development (R&D) expenses for the fourth quarter of 2002 were $15.8 million, a decrease of approximately 18 percent versus the third quarter of 2002, primarily due to the reduction in expenses relating to preclinical, R&D programs and the redeployment of quality control personnel to the manufacturing area. For the full year of 2002, R&D expenses were $66.8 million, an increase of approximately 39 percent versus the prior year, primarily due to increased spending on the Natrecor and p38 MAP kinase development programs.

Selling, general and administrative (SG&A) expenses were $38.9 million in the fourth quarter of 2002, an increase of 59 percent over the prior quarter due to higher sales and marketing expenses, commissions and promotions. For the full year of 2002, SG&A expenses were $114.2 million, an increase of 83 percent over the prior year, reflecting costs associated with the Natrecor launch and associated sales and marketing programs. Toward the end of the fourth quarter of 2002, the Company ended the sales support portion of its agreement with Innovex/Quintiles, resulting in an additional expense of $2.4 million in the fourth quarter of 2002. This termination is ahead of the previously agreed termination date of May 2003.

Net loss for the fourth quarter of 2002 was $18.5 million, or $0.40 per share, compared to a net loss of $28.8 million, or $0.63 per share, for the fourth quarter of 2001. Net loss for the year ended December 31, 2002 was $88.1 million, or $1.90 per share, compared to a net loss of $62.5 million, or $1.47 per share, for the comparable period in 2001.

Cash, cash equivalents and marketable securities (both current and non-current) at December 31, 2002 were $172.0 million, excluding $24.2 million of restricted marketable securities.

Forward-Looking Safe Harbor Statement

        This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which may include statements concerning the proposed merger with Johnson & Johnson and strategic plans, expectations, and objectives for future operations. We generally identify such forward-looking statements using words like “estimate,” “believe,” “intend,” “expect,” “may,” “should,” “plan,” “project,” “contemplate,” “anticipate” or similar statements. Statements that are not historical facts are forward-looking statements based on current assumptions that involve risks and uncertainties. These risks and uncertainties may include the sales penetration and success of Natrecor, the success of clinical trials of Natrecor and our pipeline products, the failure to complete the proposed merger in a timely manner, the inability to obtain Scios shareholder or regulatory approvals or to satisfy other conditions to the merger, actions of governmental entities, and costs related to the merger, as well as other risks detailed from time to time in the reports filed by Scios with the SEC, including the Company’s quarterly reports and annual report on Form 10-K. Actual results, performance or achievements of Scios may differ significantly from those described in these forward-looking statements. Scios disclaims any intention or obligation to update or revise any financial projections or forward-looking statements, whether as a result of new information, future events or otherwise.

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SCIOS INC.

Consolidated Balance Sheets

(in thousands, except share date)

	December 31, 2002	December 31, 2001
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$32,174	$58,296
Marketable securities	18,504	7,351
Restricted marketable securities	8,435	—
Accounts receivable, net	16,395	6,943
Inventory	8,179	1,158
Prepaid expenses and other assets	6,569	4,214

Total current assets	90,256	77,962

Marketable securities, non-current	121,340	63,669
Restricted marketable securities, non-current	15,791	—
Property and equipment, net	10,089	10,424
Other assets	7,843	4,123

Total assets	$245,319	$156,178

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$11,150	$9,625
Accrued employee compensation	20,731	9,685
Other accrued liabilities	11,807	7,206
Deferred contract revenue	1,166	—
Accrued interest payable	3,323	3,035
Current portion of long-term debt	25,561	30,000

Total current liabilities	73,738	59,551

Deferred contract revenue	3,116	—
Long-term debt	159,624	15,479
Other long-term liabilities	2,245	—

Total liabilities	238,723	75,030

Stockholders’ equity:
Preferred stock; $.001 par value; 20,000,000 shares authorized; 4,991 issued and outstanding	—	—
Common stock; $.001 par value, 150,000,000 shares authorized; 47,200,660 and 46,015,167 shares issued, respectively; 46,938,860 and 45,985,167 shares outstanding, respectively	47	46
Additional paid-in capital	575,935	561,352
Treasury stock; 261,800 and 30,000 shares, respectively	(6,014)	(445)
Deferred warrant costs	(2,194)	(6,794)
Deferred compensation	—	(106)
Accumulated other comprehensive income	832	999
Accumulated deficit	(562,010)	(473,904)

Total stockholders’ equity	6,596	81,148

Total liabilities and stockholders’ equity	$245,319	156,178

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SCIOS INC.

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2002	2001	2002	2001
	(Unaudited)		(Unaudited)
Revenues:
Product sales	$43,270	$9,624	$107,293	$30,052
Research and development contracts and royalties	1,344	923	3,949	4,788
Psychiatric product sales and co-promotion commissions, net of expenses	—	—	—	3,142
Gain on sale of marketing rights	—	—	—	9,363

	44,614	10,547	111,242	47,345

Costs and expenses:
Costs of product sales	2,644	(119)	6,446	1,916
Research and development	15,841	13,465	66,796	48,130
Selling, general and administration	38,935	27,370	114,235	62,475

	57,420	40,716	187,477	112,521

Loss from operations	(12,806)	(30,169)	(76,235)	(65,176)

Other income (expense):
Interest income	1,216	1,386	4,040	4,869
Interest expense	(7,011)	(562)	(16,365)	(2,818)
Realized gains on securities, net	195	255	657	849
Other income (expense), net	(141)	256	(203)	(221)

	(5,741)	1,335	(11,871)	2,679

Net loss	$(18,547)	$(28,834)	$(88,106)	$(62,497)

Net loss per common share:
Basic and diluted	$(0.40)	$(0.63)	$(1.90)	$(1.47)

Weighted average number of common shares outstanding used in calculation of:
Basic and diluted	46,712,776	45,730,836	46,442,681	42,623,093

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 13, 2003

SCIOS INC. (registrant)

By:	/S/ DAVID W. GRYSKA
Name: David W. Gryska
Its: Chief Financial Officer

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